Exhibit 99.1

INDEPENDENT AUDITOR’S REPORT

Board of Directors

BioRx, LLC

Cincinnati, Ohio

Report on the Financial Statements

We have audited the accompanying financial statements of BioRx, LLC, which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of income, members’ deficit and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioRx, LLC as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP

Boston, MA

March 13, 2015

BioRx, LLC

Balance Sheets

December 31, 2014 and 2013

	2014	2013
ASSETS
Current assets:
Cash	$237,566	$842,648
Accounts receivable, less allowance for doubtful accounts of $7,344,149 and $5,291,963 at December 31, 2014 and 2013, respectively	36,929,541	34,449,655
Inventory	5,314,521	6,578,149
Prepaid expenses and other current assets	1,733,174	429,804
Total current assets	44,214,802	42,300,256
Property and equipment, net	929,632	1,070,507
Other long-term assets	198,691	160,945
Total assets	$45,343,125	$43,531,708
LIABILITIES,REDEEMABLE PREFERRED UNITS AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$26,050,239	$28,585,814
Accrued expenses	2,389,844	2,455,967
Term loan	5,000,000	5,000,000
Capital lease	127,872	149,720
Line of credit	355,127	487,840
Total current liabilities	33,923,082	36,679,341
Long-term debt:
Term loan, net of current portion	4,020,286	9,020,286
Capital lease, net of current portion	—	122,780
Total liabilities	37,943,368	45,822,407
Commitments and contingencies
Redeemable preferred units, 426,550 issued and outstanding at December 31, 2014 and 2013, net of issuance costs	109,712,626	88,010,840
Members’ deficit:
Common units, 555,450 and 554,450 units issued and outstanding at December 31, 2014 and 2013	2,097,891	2,097,891
Accumulated deficit	(104,410,760)	(92,399,430)
Total members’ deficit	(102,312,869)	(90,301,539)
Total liabilities, redeemable preferred units, and members’ deficit	$45,343,125	$43,531,708

The accompanying notes are an integral part of these financial statements.

BioRx, LLC

Statements of Income

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Net sales	$227,162,046	$202,457,566	$156,552,267
Cost of sales	161,704,968	143,264,267	112,512,755
Gross profit	65,457,078	59,193,299	44,039,512
Selling, general and administrative expenses	42,889,548	35,518,476	27,967,676
Income from operations	22,567,530	23,674,823	16,071,836
Other income (expense):
Interest income	220	533	1,896
Interest expense	(248,994)	(424,371)	(293,803)
Other income, net	24,345	360,400	127,039
	(224,429)	(63,438)	(164,868)
Income before taxes	22,343,101	23,611,385	15,906,968
Provision for taxes	595,584	267,536	494,186
Net income	$21,747,517	$23,343,849	$15,412,782

The accompanying notes are an integral part of these financial statements.

BioRx, LLC

Statements of Members’ Deficit

Years Ended December 31, 2014, 2013 and 2012

	Common Units			Total
	Units	Amount	Accumulated Deficit	Members’ Deficit
Balance at December 31, 2011	553,450	$2,097,891	$(19,901,987)	$(17,804,096)
Accretion of redeemable preferred units	—	—	(1,870,025)	(1,870,025)
Members’ distributions	—	—	(32,257,929)	(32,257,929)
Issuances of profit interests and related compensation expense	1,000	—	40,152	40,152
Net income	—	—	15,412,782	15,412,782
Balance at December 31, 2012	554,450	2,097,891	(38,577,007)	(36,479,116)
Accretion of redeemable preferred units	—	—	(64,151,276)	(64,151,276)
Members’ distributions	—	—	(13,055,596)	(13,055,596)
Equity compensation expense	—	—	40,600	40,600
Net income	—	—	23,343,849	23,343,849
Balance at December 31, 2013	554,450	2,097,891	(92,399,430)	(90,301,539)
Accretion of redeemable preferred units	—	—	(21,701,786)	(21,701,786)
Members’ distributions	—	—	(12,140,168)	(12,140,168)
Issuances of profit interests and related compensation expense	1,000	—	83,107	83,107
Net income	—	—	21,747,517	21,747,517
Balance at December 31, 2014	555,450	$2,097,891	$(104,410,760)	$(102,312,869)

The accompanying notes are an integral part of these financial statements.

BioRx, LLC

Statements of Cash Flows

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Cash flows from operating activities:
Net income	$21,747,517	$23,343,849	$15,412,782
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	327,281	342,330	200,189
Non-cash interest	19,801	19,800	225,732
Loss on disposal	—	—	44,499
Bad debt expense	2,913,652	2,447,771	1,963,126
Equity compensation expense	83,107	40,600	40,152
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(5,393,538)	(7,252,205)	(6,225,786)
Inventory	1,263,628	(2,537,633)	(1,635,106)
Prepaid expenses and other current assets	(1,303,369)	(256,689)	10,808
Other long-term assets	(57,546)	(27,489)	(194,300)
Increase (decrease) in:
Accounts payable	(2,535,576)	7,019,740	4,858,880
Accrued expenses	(66,126)	517,476	(114,720)
Net cash provided by operating activities	16,998,831	23,657,550	14,586,256
Cash flows from investing activities:
Purchases of property and equipment	(186,405)	(346,337)	(296,415)
Net cash used in investing activities	(186,405)	(346,337)	(296,415)
Cash flows from financing activities:
Borrowings on (repayments of) lines of credit, net	(132,713)	487,840	(2,575,000)
Proceeds from (repayments of) term loan	(5,000,000)	(10,146,381)	20,966,667
Payments on capital leases	(144,627)	(179,824)	(100,170)
Distributions to members	(12,140,168)	(13,055,596)	(32,257,929)
Net cash used in financing activities	(17,417,508)	(22,893,961)	(13,966,432)
Net (decrease) increase in cash and cash equivalents	(605,082)	417,252	323,409
Cash and cash equivalents, beginning year	842,648	425,396	101,987
Cash and cash equivalents, end of year	$237,566	$842,648	$425,396
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$253,482	$423,838	$322,381
Taxes	$595,584	$267,536	$494,186
Supplemental disclosures of noncash investing and financing information:
Accretion of redeemable preferred units	$21,701,786	$64,151,276	$1,870,025
Purchase of property and equipment under capital lease	$—	$289,345	$139,650

The accompanying notes are an integral part of these financial statements.

BioRx, LLC

Notes to Financial Statements

1. OPERATIONS

BioRx, LLC (“the Company”) was organized on January 14, 2004, as a limited liability company under the laws of the State of Ohio. Effective November 24, 2010, the Company was reorganized as a limited liability company under the laws of the State of Delaware. The Company is a national provider and distributor of certain specialty pharmaceuticals and related supplies, as well as clinical and reimbursement support services. Currently, the Company has four primary lines of business and product offerings: in-home hemophilia care, in-home immunoglobulin therapies, other intravenous blood fractions targeted at chronic immunological and pulmonary disorders and nutritional programs for individuals enduring nutritional or digestive disorders. The Company’s main office and distribution center is located in Ohio. The Company also maintains an administrative office in North Carolina and satellite pharmacies in Iowa, Massachusetts, Minnesota, Arizona, California and North Carolina.

2. BASIS OF PRESENTATION

The financial statements have been prepared in accordance with accounting standards set by the Financial Accounting Standards Board (“FASB”). The FASB establishes generally accepted accounting principles (“GAAP”) to ensure financial condition, results of operations, and cash flows are consistently reported. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification (“ASC”).

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable and accounts payable. The carrying value of these financial instruments approximates fair value due to their short-term nature.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable consist primarily of amounts due from third-party payors, including governmental agencies and insurance companies and, to a lesser degree, private patients. Accounts receivable are stated at the amount management expects to collect from outstanding balances. Trade credit is generally extended in the normal course of business on a short-term basis; thus, trade accounts receivable do not bear interest.

BioRx, LLC

Notes to Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Doubtful Accounts

The Company performs analyses to evaluate the net realizable value of accounts receivable. The procedure for estimating the allowance for doubtful accounts requires significant judgment and assumptions as the risk of collection varies with the product, the payor, and the patient’s ability to pay the amounts not reimbursed by the payor. The Company estimates the allowance for doubtful accounts based upon a variety of factors including the age of the outstanding receivables and the historical experience of collections, adjusting for current economic conditions and, in certain cases, evaluating specific customer accounts for risk of loss. In 2013, the Company initiated litigation against one customer with an overdue balance in excess of $1,350,000. The Company periodically reviews the estimation process and makes changes to the estimates as necessary.

When it is determined that a customer account is uncollectible, the balance is written off against the existing allowance. At December 31, 2014 and 2013, the allowance for doubtful accounts was $7,344,149 and $5,291,963, respectively. Bad debts charged against current operations amounted to $2,913,652, $2,447,771 and $1,963,126 during 2014, 2013 and 2012, respectively.

Inventory

Inventory consists primarily of finished goods pharmaceuticals available for sale and is stated at the lower of cost or market using the first-in, first-out method. Labor and overhead procurement costs are immaterial as of December 31, 2014 and 2013.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Costs of maintenance and repairs are charged to expense as incurred.

The estimated useful lives of property and equipment are as follows:

Medical equipment	3 years
Computer equipment	3 - 5 years
Furniture and fixtures	5 - 7 years
Leasehold improvements	15 years (or lesser of lease life)

Revenue Recognition

The Company derives its revenue from the sale and distribution of various pharmaceuticals and related supplies. The Company is reimbursed for a substantial portion of its net sales by third-party payors such as government health programs and private health insurance companies. Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values at the time products are delivered. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically

BioRx, LLC

Notes to Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

identified and recorded at the point of cash application, claim denial or account review by either the Company or a third-party intermediary.

Prior to the shipment of pharmaceuticals and related supplies to customers, the Company performs certification and approval procedures to ensure collection is probable. Revenue is recognized at the time of shipment at the net realizable amounts expected to be paid by third-party payors and patients.

Billing delays, ranging from a few days to several months, can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources, as well as interim transactions occurring between cycle billing dates established for each customer within the billing system. In the event the third-party payor subsequently does not accept a claim, the patient is ultimately responsible. Amounts due from third-party payors or patients that are determined to be uncollectible are recognized as bad debt expense or as an adjustment to revenue depending on the nature of the difference between the amount recorded to accounts receivable and actual cash collected.

Shipping and Handling Costs

The Company includes shipping and handling costs as a component of cost of sales in the statements of income. Shipping and handling costs totaled $2,339,575, $2,056,044 and $1,537,301 during 2014, 2013 and 2012, respectively. Shipping and handling costs are not separately billed to customers.

Income Taxes

As a limited liability company, the Company’s taxable income is allocated to members in accordance with their respective ownership. Therefore, the provision for income taxes reflects only miscellaneous state taxes assessed at the Company level.

The Company files a federal income tax return in the U.S., as well as in various state and local jurisdictions. The Company is subject to U.S. federal income tax examination by tax authorities for the years beginning in 2009. With respect to state and local jurisdictions, with limited exception, the Company is no longer subject to income tax audits prior to 2008. Although the outcome of tax audits is always uncertain, the Company does not believe that there are any significant uncertain tax positions at year-end 2014 or 2013.

Sales Tax

The Company collects sales tax, where applicable, from certain non-exempt customers and remits the entire amount to the state. Both the collected sales tax and the remittance to the state are included on a net basis in revenue.

Fair Value Measurements

Under FASB’s authoritative guidance on fair value measurements, FASB ASC 820 Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks

BioRx, LLC

Notes to Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and the reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1—Pricing inputs are quoted prices available in active markets for identical investments as of the reporting date.

Level 2—Pricing inputs are quoted prices for similar investments, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data.

Level 3—Pricing inputs include unobservable inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability, which are developed based on the best information available. The Company has classified its redeemable preferred units as Level 3.

The following table presents the financial instruments carried at fair value in accordance with the FASB ACS 820 hierarchy (as defined above):

	Level 1	Level 2	Level 3	Total
December 31, 2014
Redeemable preferred units	$—	$—	$109,712,626	$109,712,626
December 31, 2013
Redeemable preferred units	$—	$—	$88,010,840	$88,010,840

Reclassifications

Certain reclassifications have been made to the 2013 and 2012 financial statements, with no effect on net income, to be consistent with the classifications presented in 2014.

Equity-Based Compensation

The Company accounts for equity-based compensation in accordance with ASC 718, Compensation—Stock Compensation. ASC 718 requires all share-based payments to employees, including grants of profit interests, to be recognized in the statements of income based on their fair values.

Under the fair-value method, equity-based compensation associated with such awards is determined based on the estimated fair value of the award itself, measured using either current market data or an established option-pricing model. The Company utilizes the Black-Scholes option pricing model to determine the fair value of profit interests granted and has elected the accrual method for recognizing compensation costs.

BioRx, LLC

Notes to Financial Statements (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The determination of the fair value of equity-based payment awards utilizing the Black-Scholes model is affected by the unit price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The Company does not have a history of market prices of the common units as it is not a public company; therefore volatility is estimated using historical volatilities of similar public entities. The expected life of the awards is estimated based the expected time to liquidity. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on history and expectation of paying no dividends (unrelated to members’ tax requirements). Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Prior to 2014 the Company has estimated a 15% forfeiture rate for these awards at the time of grant; in 2014 the Company determined that the forfeiture rate for these awards should be zero.

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. To minimize risk, the Company maintains cash in bank deposit accounts with highly rated financial institutions. These deposits may at times exceed federally insured limits. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk related to cash.

The Company has claims processing provisions within the provider agreements that it enters into with certain contract pharmacies and third-party insurers under which various plan sponsors (other third-party insurers) are served. The following table aggregates data relating to three separate agreements under which the various plan sponsors are served. Under these three agreements, the plan sponsors account for, in the aggregate, more than 10% of the Company’s total revenues and/or accounts receivable during the applicable time period.

Aggregated Plan Sponsors
% of total revenue at December 31, 2014	**
% of total revenue at December 31, 2013	15.6%
% of total revenue at December 31, 2012	20.6%
% of total accounts receivable at December 31, 2014	**
% of total accounts receivable at December 31, 2013	11.2%
% of total accounts receivable at December 31, 2012	21.5%

**                                  Did not account for more than 10% at December 31, 2014

Major Suppliers

The Company acquired approximately 93% and 87% of the inventory it provided to customers from five suppliers during 2014 and 2013, respectively. Although there are other suppliers of these products, a change in suppliers could cause a delay in the distribution process, which could ultimately affect operating results.

BioRx, LLC

Notes to Financial Statements (Continued)

4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at year-end:

	2014	2013
Computer equipment	$618,056	$480,040
Furniture and fixtures	320,792	316,390
Leasehold improvements	325,137	319,933
Equipment	855,714	816,930
	2,119,699	1,933,293
Less—accumulated depreciation	(1,190,067)	(862,786)
	$929,632	$1,070,507

Depreciation expense charged against current operations amounted to $327,281, $342,330 and $200,189 during 2014, 2013 and 2012, respectively.

5. DEBT

In November 2012, the Company entered into a Loan and Security agreement with a lender. Under the terms of the agreement the Company was provided a term loan in the amount of $25,000,000 and access to a revolving loan that allowed for additional borrowings up to $5,000,000. In March 2014, the revolving loan capacity was increased to $10,000,000.

The Company recognized the termination of a prior loan facility as an extinguishment under ASC 405-20, Liabilities/Extinguishments of Liabilities, and ASC 470-50, Debt—Modifications and Extinguishments. Consistent with extinguishment accounting, in 2012 the Company wrote off $222,857 of existing financing costs associated with the old debt facility and capitalized $99,001 of costs associated with the new debt agreement as deferred financing costs. Deferred financing costs are included in prepaid expenses and other assets and other long-term assets on the year-end 2014 and 2013 balance sheets and are being amortized over the term of the agreement. The amount of amortization was $19,801, $19,800 and $225,372 in 2014, 2013 and 2012 respectively.

Term Loan

The $25,000,000 term loan entered into in 2012 is secured by substantially all of the assets of the Company and bears interest at a variable rate equal to the aggregate of the daily LIBOR rate as in effect at the end of each calendar quarter plus an applicable margin. The applicable interest rate at December 31, 2014 and December 31, 2013 was 1.66% and 1.67%, respectively. The term loan has a maturity date of November 1, 2017, with payments made on the first calendar day of each month. Interest expense related to this term loan was $180,463, $389,913 and $82,773 in 2014, 2013 and 2012, respectively.

BioRx, LLC

Notes to Financial Statements (Continued)

5. DEBT (Continued)

Future contractual maturities of long-term debt associated with the outstanding term loan are as follows:

2015	$5,000,000
2016	4,020,286
9,020,286
Less—current portion	(5,000,000)
Long-term portion	$4,020,286

Revolving Loan

The revolving loan is secured by substantially all of the assets of the Company and bears interest at a variable rate equal to the aggregate of the daily LIBOR rate in effect at the end of each calendar quarter plus an applicable margin. The applicable interest rate at December 31, 2014 and 2013 was 1.66% and 1.67%, respectively. The revolving loan has a maturity date of November 1, 2017. At year-end 2014 and 2013, the Company had an outstanding balance on the revolving loan of $355,127 and $487,840, respectively. Interest expense related to the revolving loan was $39,074, $18,940 and $0 in 2014, 2013 and 2012, respectively.

6. REDEEMABLE PREFERRED UNITS AND COMMON UNITS

Redeemable Preferred Units

The Company has recorded its redeemable preferred units in a temporary equity account because the holders of these units have the right to require the Company to repurchase the units on or after November 24, 2015, as described below. Each unit is recorded at the greater of $48.06 plus the accrued but unpaid preferred returns thereon or fair market value, and the carrying amount is accreted to the maximum redemption price through the earliest redemption date. The redemption price for all of the preferred units as of December 31, 2014 was $109,712,626. As discussed in Note 10, all units of the Company are subject to the Securities Purchase Agreement signed with an unrelated party in February 2015.

The changes in the stated value of the redeemable preferred units for the period ended December 31, 2014 are as follows:

Balance—January 1, 2012	$21,989,539
Accretion of redeemable preferred units	1,870,025
Balance December 31, 2012	23,859,564
Accretion of redeemable preferred units	64,151,276
Balance December 31, 2013	88,010,840
Accretion of redeemable preferred units	21,701,786
Balance December 31, 2014	$109,712,626

The preferred units have the rights, preferences and privileges described below.

BioRx, LLC

Notes to Financial Statements (Continued)

6. REDEEMABLE PREFERRED UNITS AND COMMON UNITS (Continued)

Preferred Return

Return on the preferred units accrues daily at a rate of 8% per annum (compounded annually) on the average daily balance of the aggregate capital contributions of the unit holder.

Conversion

Each preferred unit is convertible, at the option of the holder and without payment of any additional consideration, into a number of fully paid common units as determined by dividing the original Series A preferred unit issuance price ($48.06) by the conversion price in effect at the time. The conversion price will be adjusted for certain issuances, splits, combinations and other events. The conversion price was $48.06 as of December 31, 2014 and 2013, respectively.

Put Right

At any time on or after November 24, 2015, the holders of a majority of the then outstanding preferred units shall have the right to require the Company to purchase some or all of the preferred units then outstanding at a purchase price per unit equal to the greater of the then fair value of the units or $48.06 (subject to adjustment for any split, combination, reclassification, recapitalization or similar event) plus the accrued but unpaid preferred returns thereon. Management has determined that the fair value was greater than $48.06 plus the accrued but unpaid preferred returns thereon as of December 31, 2014 and 2013. Accordingly, the Company has recorded the preferred units at estimated fair value at December 31, 2014 and 2013.

Common Units

The Company had 555,450 and 554,450 common units (including units relating to Profit Interests discussed below) issued and outstanding at December 31, 2014 and 2013, respectively. The Company can issue additional interests upon approval of the members.

Profit Interests

The Company has a Profit Interest Plan under which the members of the LLC are authorized to issue up to 50,000 common units and common unit equivalents to employees of the Company. These interests are considered profit interests, which in general entitle the holder to a pro-rata share of the increase in value of the unit over the base value determined at the award date. The vesting terms of each award are determined by the members of the LLC. The typical employee award has 20% of the units vesting after the first year and the remainder vesting over four years at 5% per quarter. The profit interests are included in equity. The Company issued 1,000 units to employees of the Company in each of 2014 and 2012; no units were issued in 2013.

BioRx, LLC

Notes to Financial Statements (Continued)

6. REDEEMABLE PREFERRED UNITS AND COMMON UNITS (Continued)

The fair value of profit interests issued to employees was measured with the following weighted average assumptions:

2014
Risk-free interest rate	0.11%
Expected dividend yield	0%
Expected volatility	26%
Expected life of profit interest	1 year

Using the Black-Scholes option pricing model, the weighted-average fair value of profit interests granted during 2012 was $12.81 per share and during 2014 was $13.98 per share. During 2014, 2013 and 2012, the Company recorded equity-based compensation expense of $83,107, $40,600 and $40,152, respectively, in connection with profit interests. As of December 31, 2014 there was $66,138 of unrecognized compensation expense related to non-vested profit interest grants that is expected to be recognized through 2019.

A summary of unvested outstanding profit interests during 2014, 2013 and 2012 is as follows:

	Number of Units	Weighted Average Fair Value
Nonvested, December 31, 2011	30,000	$7.54
Granted	1,000	12.81
Vested	(10,500)	7.54
Forfeited	—	—
Nonvested, December 31, 2012	20,500	$7.80
Granted	—	—
Vested	(6,300)	7.79
Forfeited	—	—
Nonvested, December 31, 2013	14,200	7.80
Granted	1,000	13.98
Vested	(6,200)	7.71
Forfeited	—	—
Nonvested, December 31, 2014	9,000	$8.55

As of December 31, 2014, the number of units vested and expected to vest is 32,000.

Reserved Common Units

As of December 31, 2014, 18,000 profits interests remain available for future grant, and the Company has reserved 18,000 common units for future issuance.

BioRx, LLC

Notes to Financial Statements (Continued)

7. COMMITMENTS AND CONTINGENCIES

Leases

The Company has various lease agreements for its facilities and certain equipment under non-cancellable operating and capital leases expiring through 2019. Total expense incurred under these lease agreements was $600,290, $546,638 and $366,480 during 2014, 2013 and 2012, respectively.

At December 31, 2014, non-cancellable lease commitments under operating and capital leases with initial or remaining terms in excess of one year were as follows:

	Operating Leases	Capital Leases
2015	$606,879	$130,870
2016	595,638	—
2017	397,098	—
2018	289,257	—
2019 and thereafter	1,045,984	—
Total minimum lease payments	$2,934,856	130,870
Amount representing interest		2,998
Present value of net minimum lease payments		$127,872

The net book value of assets under capital lease at year-end was as follows:

	2014	2013
Assets under capital lease	$562,531	$562,531
Less—accumulated depreciation	(438,928)	(295,930)
Assets under capital lease, net	$123,603	$266,601

Depreciation expense related to assets under capital leases is included in operating expenses in the statements of income.

Legal Matters

The Company is involved from time to time in litigation incidental to the conduct of its business and routinely assesses all litigation and threatened litigation as to the probability of ultimately incurring a liability, and records the best estimate of the ultimate loss in situations where the Company assesses the likelihood of loss as probable. Although the Company does not expect that the outcome of any of these matters, individually or collectively, will have a material adverse effect on its financial condition or results of operations, litigation is inherently unpredictable. Therefore, judgments could be rendered or settlements entered, that could adversely affect operating results or cash flows in a particular period.

8. RETIREMENT PLAN

The Company has a 401(k) retirement savings plan under which the Company matches employee contributions in accordance with a specified formula. Contributions made by the Company during 2014, 2013 and 2012 totaled $533,021, $428,670 and $301,450, respectively.

BioRx, LLC

Notes to Financial Statements (Continued)

9. RELATED-PARTY TRANSACTIONS

Related-Party Leases

The Company subleases office space, on a month-to-month basis, from one of its members and leases a condominium from an affiliate of another member. Management believes that payments under these leases are made on substantially the same terms as those prevailing for comparable transactions with third parties. Rental expense paid on these two leases amounted to $23,656, $11,100 and $10,950 during 2014, 2013 and 2012, respectively.

Employee Advances

The Company may from time to time make advances to employees for moving expenses. These amounts are immaterial to the financial statements and are included in prepaid expenses and other current assets in the accompanying balance sheets. The Company believes the amounts are fully realizable.

10. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 13, 2015 the date on which the financial statements were available to be issued.

On February 26, 2015, the Company entered into a Securities Purchase Agreement with Diplomat Pharmacy, Inc. (“Diplomat”), under which Diplomat will acquire all of the outstanding equity interests of the Company. Consummation of this acquisition is subject to customary closing conditions, including regulatory and contractual consents.

No other material events have occurred through March 13, 2015.